Exhibit 16.1
Crowe Horwath LLP
Independent Member Crowe Horwath International
55 Campau Avenue N.W., Suite 300
Grand Rapids, Michigan 49503-2642
Tel 616.774.0774
Fax 616.752.4226
www.crowehorwath.com
March 15, 2011
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read the comments made regarding us in Item 4.01 of Form 8-K/A of Fentura Financial, Inc., to be filed on or about March 18, 2011, as contained in the second and third paragraphs of Item 4.01, and are in agreement with those statements.

Crowe Horwath LLP
Grand Rapids, Michigan
cc:	Douglas Rotman Audit Committee Chairman Fentura Financial, Inc.